Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance Haynes International, Inc. 765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS THIRD-QUARTER FISCAL 2007 FINANCIAL RESULTS

•	Net revenues of $141.1 million for the third quarter of fiscal 2007, an increase of $26.2 million over the third quarter of fiscal 2006.
•
Net income of $17.7 million, or $1.49 per diluted share, for the third quarter of fiscal 2007, compared to net income of $12.0 million, or $1.16 per diluted share, for the third quarter of fiscal 2006.

•	Net revenues of $398.9 million for the nine months ended June 30, 2007, an increase of $78.6 million over the same period of fiscal 2006.
•
Net income of $48.3 million, or $4.40 per diluted share, for the nine months ended June 30, 2007, compared to net income of $25.3 million, or $2.47 per diluted share, for the same period of fiscal 2006.

•	Backlog increased by $21.3 million, or 9.0%, for the three months ended June 30, 2007, to finish at $258.9 million from $237.6 million at March 31, 2007.
•	Ratification of a three-year agreement by the membership of the United Steelworkers Local 2985.

KOKOMO, IN, August 6, 2007 - Haynes International, Inc. (Nasdaq GM: HAYN) today reported net revenues of $141.1 million and net income of $17.7 million, or $1.49 per diluted share, for the three months ended June 30, 2007 and net revenues of $398.9 million and net income of $48.3 million, or $4.40 per diluted share, for the nine months ended June 30, 2007.

“Again, as in the second quarter, we are very pleased with the operating results from the third quarter and first nine months of fiscal 2007. Total volume continues to increase and demand remains strong in all of our primary end-markets. In addition, we continue to diversify into other markets in which we have not historically played as significant a role. For example, the flue gas desulphurization market, which is energy related, is viewed as an area of opportunity for the Company, particularly with completion over the next nine months of the capital projects within the Company’s sheet finishing operations,” said Francis Petro, Haynes’ President and Chief Executive Officer.

Commenting on the outlook for fiscal 2007 and forward, Mr. Petro said, “We expect the demand for high-performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business. In addition to the favorable demand outlook, the process of building for the future continues at Haynes with the evaluation of adding additional service centers and accelerating certain capital projects which will enable us to continue to build on improved operating performance provided by completion of the projects currently in process.”

Quarterly Results
Net revenues increased by $26.2 million, or 22.8%, to $141.1 million in the third quarter of fiscal 2007 from $114.9 million in the same period of fiscal 2006. Volume for all products increased by 3.4% to 5.8 million pounds in the third quarter of fiscal 2007 from 5.7 million pounds in the same period of fiscal 2006. Volume of high-performance alloys increased by 5.3% to 5.0 million pounds in the third quarter of fiscal 2007 from 4.8 million pounds in the same period of fiscal 2006. Volume of stainless steel wire decreased by 7.0% to 0.82 million pounds in the third quarter of fiscal 2007 from 0.88 million pounds in the same period of fiscal 2006 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to the higher average selling price available on high-performance alloy wire. The average selling price per pound for all products increased by 18.7% to $24.12 per pound in the third quarter of fiscal 2007 from $20.31 per pound in the same period of fiscal 2006, due primarily to continuing good market demand and passing through of higher raw material prices.

Cost of sales as a percentage of net revenues increased to 73.8% in the third quarter of fiscal 2007 from 71.1% in the same period of fiscal 2006. The increase in the percentage of cost of sales can be attributed to a bonus accrual to union employees upon ratification of the collective bargaining agreement of $2.2 million (or 1.6% of net revenues) and higher raw materials cost resulting from a significant increase in the cost of nickel, which makes up approximately 51% of the Company’s raw material costs. The average price for a cash buyer of nickel as reported by the London Metals Exchange for the 30 days ending June 30, 2007 was $18.92 compared to $9.41 for the 30 days ending June 30, 2006. This increase in cost was partially offset by reductions in manufacturing cost resulting from the capital improvements program.

Selling, general and administrative expenses remained nearly flat, at $10.9 million (or 7.7% as a percentage of net revenues) in the third quarter of fiscal 2007 compared to $10.8 million (or 9.4% as a percentage of net revenues) for the same period of fiscal 2006.

Research and technical expense remained nearly flat at $0.7 million in the third quarter of fiscal 2007 compared to $0.6 million for the same period of fiscal 2006. Research and technical expense as a percentage of net revenues remained flat at 0.5%.

Operating income in the third quarter of fiscal 2007 was $25.3 million compared to $21.8 million in the same period of fiscal 2006.

Interest expense decreased to $0.3 million in the third quarter of fiscal 2007 from $1.9 million for the same period of fiscal 2006 due to a lower average balance outstanding.

Income tax expense decreased to $7.3 million in the third quarter of fiscal 2007 from $8.0 million in the same period of fiscal 2006. The effective tax rate for the third quarter of fiscal 2007 was 29.2% compared to 39.9% in the same period of fiscal 2006. The decrease in effective tax rate primarily relates to (i) amended tax returns during the third quarter to claim favorable items from extraterritorial income exclusion and foreign tax credits and (ii) higher foreign taxable income at a lower tax rate as compared to taxable income in the U.S. at a higher tax rate.

Net income increased by $5.8 million, or 48.2%, to $17.7 million in the third quarter of fiscal 2007 from $12.0 million in the same period of fiscal 2006. Net income includes stock compensation expense (net of tax benefit) of $0.5 million or $0.05 per fully diluted share in the third quarter of fiscal 2007 and $0.4 million or $0.04 per fully diluted share in the same period of fiscal 2006.

Results for nine months ended June 30, 2007
Net revenues increased by $78.6 million, or 24.5%, to $398.9 million in the first nine months of fiscal 2007 from $320.3 million in the same period of fiscal 2006. Volume for all products increased by 4.3% to 17.0 million pounds in the first nine months of fiscal 2007 from 16.3 million pounds in the same period of fiscal 2006. Volume of high-performance alloys increased by 9.1% to 15.0 million pounds in the first nine months of fiscal 2007 from 13.7 million pounds in the same period of fiscal 2006. Volume of stainless steel wire decreased by 21.2% to 2.0 million pounds in the first nine months of fiscal 2007 from 2.6 million pounds in the same period of fiscal 2006 as a result of the Company’s strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire due to the higher average selling price available on high-performance alloy wire. The average selling price per pound for all products increased by 19.3% to $23.42 per pound in the first nine months of fiscal 2007 from $19.63 per pound in the same period of fiscal 2006, due primarily to continued good market demand and passing through of higher raw material prices.

Cost of sales as a percentage of net revenues decreased to 72.2% in the first nine months of fiscal 2007 from 75.3% in the same period of fiscal 2006. The decrease in the percentage of cost of sales can be attributed to a combination of the following factors: (i) improved product pricing combined with an overall improvement in volume, which resulted in the increased absorption of fixed manufacturing costs, (ii) reductions in manufacturing cost resulting from the capital improvements program, and (iii) decreases in energy costs (primarily natural gas). These positive factors were partially offset by a bonus accrual to union employees upon ratification of the collective bargaining agreement of $2.2 million (0.6% of net revenues) and higher raw material costs. Higher raw material costs result from a significant increase in the cost of nickel, which makes up approximately 51% of the Company’s raw material costs. The average price for a cash buyer of nickel as reported by the London Metals Exchange for the 30 days ending June 30, 2007 was $18.92 compared to $9.41 for the 30 days ending June 30, 2006.

Selling, general and administrative expenses decreased to $29.2 million (or 7.3% as a percentage of revenue) in the first nine months of fiscal 2007 from $29.6 million (or 9.3% as a percentage of revenue) for the same period of fiscal 2006 primarily due to a reduction in the allowance for doubtful accounts of $0.5 million to reflect a favorable write-off history of minimal write-offs of receivables.

Research and technical expense increased to $2.2 million in the first nine months of fiscal 2007 from $2.0 million the same period of fiscal 2006.

Operating income in the first nine months of fiscal 2007 was $79.5 million compared to $47.5 million in the same period of fiscal 2006.

Interest expense decreased to $3.3 million in the first nine months of fiscal 2007 from $5.8 million for the same period of fiscal 2006 due to a lower average balance outstanding.

Income tax expense increased to $27.8 million in the first nine months of fiscal 2007 from $16.5 million in the same period of fiscal 2006. The effective tax rate for the first nine months of fiscal 2007 was 36.6% compared to 39.4% in the same period of fiscal 2006. The decrease in effective tax rate primarily relates to (i) amended tax returns to claim favorable items from extraterritorial income exclusion and foreign tax credits and (ii) higher foreign taxable income at a lower tax rate as compared to taxable income in the U.S. at a higher tax rate.

Net income increased by $23.1 million, or 91.3% to $48.3 million in the first nine months of fiscal 2007 from $25.3 million in the same period of fiscal 2006. Net income includes stock compensation expense (net of tax benefit) of $1.4 million or $0.13 per fully diluted share in the first nine months of fiscal 2007 and $1.3 million or $0.12 per fully diluted share in the same period of fiscal 2006.

Comparative Cash Flow Analysis
During the first nine months of fiscal 2007, the Company’s primary sources of cash were (i) the proceeds from its sale of 1.2 million shares of common stock and the exercise of 450,000 stock options in an underwritten public offering, (ii) cash from operations which included the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET, and (iii) borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central). At June 30, 2007, the Company had cash and cash equivalents of approximately $5.4 million compared to cash and cash equivalents of approximately $6.2 million at September 30, 2006.

Net cash provided by operating activities was $22.5 million (which includes the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET) in the first nine months of fiscal 2007, as compared to cash used in operating activities of $6.8 million in the same period of fiscal 2006. At June 30, 2007, inventory balances (net of foreign currency adjustments) were approximately $102.5 million higher than at September 30, 2006, as a result of the continued increase in costs of raw materials (nickel, molybdenum and cobalt), a higher level of inventory required to be maintained to support the increased level of sales and a level of safety stock in order to continue production and shipments through the planned outages related to the scheduled capital upgrades. Slightly offsetting the inventory increase is an increase in accounts payable and accrued expenses, which provided cash of $33.7 million. Net cash used in investing activities was $11.0 million in the first nine months of fiscal 2007, primarily as a result of the continuing capital expenditure program. Borrowings on the revolving credit facility decreased by $99.0 million as a result of application of the proceeds from the Company’s sale of common stock and cash generated from operations, which included the proceeds, net of expenses, of the $50.0 million up-front payment received from TIMET, to reduce borrowings. Taxes will be paid related to the TIMET transaction primarily in fiscal year 2008. Also included in cash from financing activities is $7.9 million for the excess tax benefit from the exercise of 450,000 stock options in the underwritten public offering.

Backlog
The Company’s consolidated backlog increased by $52.0 million, or 25.1%, to $258.9 million at June 30, 2007 from $206.9 million at September 30, 2006. Order entry increased by $121.1 million, or 38.2%, for the first nine months of fiscal 2007 from the same period of fiscal 2006. Management expects the current level of demand for high-performance alloys to follow the trends currently being experienced in the aerospace and chemical processing markets, (which is expected to include both original equipment manufacture and construction, as well as maintenance), and the land-based gas turbine market.

Bargaining Unit Agreement
On June 27, 2007 the Company announced that the membership of the United Steelworkers Local 2958 ratified a three-year agreement covering approximately 514 employees at the Company’s Kokomo, Indiana plant and the Lebanon, Indiana service center. The new agreement succeeded an existing agreement that ran through June 11, 2007, which was subsequently extended through June 30. The agreement includes a one-time cash bonus of $4,000 for each covered employee (total amount of $2.2 million), wage increases in 2007, 2008 and 2009, increased scheduling flexibility, closing the defined benefit pension plan to new hires, and increasing the pension multiplier for plan participants. Management believes that the economic effect of the new agreement will be neutral to the Company over the long-term.

Completion of Key Capital Projects
As previously disclosed, the Company’s capital spending for fiscal 2007 and fiscal 2008 will approximate $15.0 million per year. Acceleration of future capital spending beyond what is currently planned may occur to accelerate the realization of the benefits such as improved working capital management, reduced manufacturing costs and increased capacity. Subsequent to fiscal 2008, capital spending for maintenance projects will approximate between $5.0 million and $6.0 million per year. Capital projects for expansion will be in addition to these amounts and will be determined on an ongoing basis. In the fourth quarter of fiscal 2007 the Company has several planned equipment outages scheduled to complete key capital equipment upgrades. These planned equipment upgrades include the electro slag remelt furnaces, the completion of the majority of the upgrades on the primary cold rolling mill, the MKW100, and completion of the upgrades on one of the Company’s two primary annealing furnaces. It is not anticipated that these planned outages will materially impact shipments for the quarter. With the completion of these major equipment projects in fiscal 2007 and with the completion of the upgrade on the second primary annealing furnace in the first half of fiscal 2008, the Company continues on track with increasing sheet production capacity from 9.0 million pounds to 14.0 million pounds and achieving the objective of shipping 23.5 million pounds of high-performance alloys sometime between 2009 and 2011.

Significant effort and planning has gone into achieving these upgrades with the least possible machine down time and management anticipates that year-to-year volume growth will continue. The rate of growth in volume over the next twelve to fourteen months could be impacted by any number of factors, including but not limited to the duration of the planned outages or by an unanticipated start-up problem.

Earnings Conference Call
The Company will host a conference call on Tuesday, August 7, 2007 to discuss its third quarter financial results for the period ended June 30, 2007. The Company’s Third Quarter 10-Q will be filed on Monday, August 6, 2007. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions. To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Tuesday, August 7, 2007
Time:	9:00 a.m. Eastern Time
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-9205 (Domestic)
201-689-8054 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, August 7th at 11:00 a.m. Eastern Time, through 11:59 p.m. Eastern Time on Tuesday, August 14, 2007. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415

Replay Access:	Account:	286	Conference: 249411

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes”, “anticipates”, “expects”, “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2006, in its Form 10-Q for the quarter ended March 31, 2007, which are available on the website of the Securities and Exchange Commission, www.sec.gov. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company however; they include, but are not limited to, the following:

•	Any significant decrease in customer demand for our products or in demand for our customers’ products;
•	Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;
•	Rapid increases in the cost of nickel, energy and other raw materials;
•	Our ability to continue to develop new commercially viable applications and products;
•	Our ability to recruit and retain key employees;
•	Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and
•	Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

Schedule I
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2007	2006	2007

Net revenues	$114,932	$141,087	$320,320	$398,886
Cost of sales	81,698	104,148	241,181	287,993
Selling, general and administrative expense	10,825	10,871	29,637	29,152
Research and technical expense	622	747	1,957	2,225
Operating income	21,787	25,321	47,545	79,516
Interest expense, net	1,852	263	5,817	3,338
Income before income taxes	19,935	25,058	41,728	76,178
Provision for income taxes	7,960	7,317	16,461	27,849
Net income	$11,975	$17,741	$25,267	$48,329
Net income per share:
Basic	$1.20	$1.52	$2.53	$4.55
Diluted	$1.16	$1.49	$2.47	$4.40
Weighted average shares outstanding:
Basic	10,000,000	11,650,000	10,000,000	10,616,484
Diluted	10,319,344	11,913,310	10,242,849	10,981,509

Schedule II
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

ASSETS	September 30, 2006	June 30, 2007
Current assets:
Cash and cash equivalents	$6,182	$5,426
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,751 and $1,279, respectively	77,962	83,740
Inventories, net	179,712	284,384
Income tax benefit	-	5,729
Deferred income taxes – current portion	10,759	8,489
Total current assets	274,725	387,878

Property, plant and equipment (at cost)	100,373	111,848
Accumulated depreciation	(11,452)	(17,131)
Net property, plant and equipment	88,921	94,717

Deferred income taxes – long term portion	27,368	26,562
Prepayments and deferred charges, net	2,719	5,488
Restricted cash – long term portion	440	330
Goodwill	42,265	41,321
Other intangible assets	9,422	8,579
Total assets	$445,860	$564,875
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,487	$80,580
Income taxes payable	2,294	-
Accrued pension and postretirement benefits	8,134	7,928
Revolving credit facilities	116,836	17,804
Deferred revenue – current portion	-	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	172,861	108,922

Long-term obligations (less current portion)	3,097	3,006
Deferred revenue (less current portion)	-	45,954
Accrued pension and postretirement benefits	118,354	115,424
Total liabilities	294,312	273,306

Stockholders’ equity:
Common stock, $0.001 par value (20,000,000 and 40,000,000 shares authorized, 10,000,000 and 11,650,000 issued and outstanding at September 30, 2006 and June 30, 2007, respectively)	10	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	-	-
Additional paid-in capital	122,937	212,351
Accumulated earnings	27,760	76,089
Accumulated other comprehensive income	841	3,117
Total stockholders’ equity	151,548	291,569
Total liabilities and stockholders’ equity	$445,860	$564,875

Schedule III

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended June 30,
Cash flows from operating activities:	2006	2007
Net income	$25,267	$48,329
Depreciation	4,888	5,474
Amortization	1,473	843
Stock compensation expense	2,055	2,359
Excess tax benefit from option exercises	—	(7,888)
Deferred revenue	—	48,454
Deferred income taxes	(4,878)	2,775
Loss on disposal of property	(224)	51
Change in assets and liabilities:
Accounts receivable	(16,865)	(4,412)
Inventories	(26,522)	(102,540)
Other assets	(743)	(2,695)
Accounts payable and accrued expenses	(1,927)	33,693
Income taxes payable	7,604	1,272
Accrued pension and postretirement benefits	3,072	(3,242)
Net cash provided by (used in) operating activities	(6,800)	22,473
Cash flows from investing activities:
Additions to property, plant and equipment	(7,246)	(11,132)
Change in restricted cash	110	110
Net cash used in investing activities	(7,136)	(11,022)
Cash flows from financing activities:
Net increase (decrease) in revolving credit	17,942	(99,032)
Proceeds from equity offering, net	—	72,753
Proceeds from exercise of stock options	—	6,083
Excess tax benefit from option exercises	—	7,888
Changes in long-term obligations	—	(123)
Net cash provided by (used in) financing activities	17,942	(12,431)

Effect of exchange rates on cash	81	224
Increase (decrease) in cash and cash equivalents	4,087	(756)

Cash and cash equivalents, beginning of period	2,886	6,182
Cash and cash equivalents, end of period	$6,973	$5,426

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest (net of capitalized interest)	$5,764	$3,198
Income taxes	$14,115	$23,818